EXHIBIT 1(b)


                                10,000,000 Shares

                             REYNOLDS METALS COMPANY

           Preferred Redeemable Increased Dividend Equity Securities*
                     7% PRIDES*, Convertible Preferred Stock
                         (Stated Value $47.25 per Share)


                                PRICING AGREEMENT


                                                                January 18, 1994

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
CS FIRST BOSTON CORPORATION
as Representatives of the several Underwriters
named in the within-mentioned Purchase Agreement
c/o       Merrill Lynch & Co.
   Merrill Lynch, Pierce, Fenner & Smith
Incorporated
   North Tower
   World Financial Center
   New York, New York  10281-1209

Dear Sirs:

     Reference is made to the Purchase Agreement, dated January 18, 1994 (the "Purchase Agreement"), relating to the purchase by the several Underwriters named in Schedule A thereto (the "Underwriters"), for whom Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and CS First Boston Corporation are acting as representatives (the "Representatives"), severally and not jointly, of the above shares of 7% PRIDES*, Convertible Preferred Stock (the "Securities") of Reynolds Metals Company (the "Company").

     Pursuant to Section 2 of the Purchase Agreement, the Company agrees with the Underwriters as follows:

          1. The initial public offering price per share for the Securities shall be $47.25.

          2. The purchase price per share for the Securities to be paid by the several Underwriters shall be $45.95, being an amount equal to the initial public offering price set forth above, less $1.30 per share; provided that the purchase price per share for any Option Securities (as defined in the Purchase Agreement) purchased upon exercise of the over-allotment option described in Section 2(b) of the Purchase Agreement
_________________
*    Service mark of Merrill Lynch & Co., Inc.

     shall be reduced by an amount per share equal to any dividends per share declared by the Company and payable on the Initial Securities (as defined in the Purchase Agreement) but not payable on the Option Securities.

          3.   The dividend rate on the Securities will be 7% per annum.

          4. Each Security is convertible at the option of the holder thereof into .82 of a share of Common Stock, subject to adjustment in certain events.

          5. Payment of the purchase price for, and delivery of the certificates for, the Securities shall be at the office of Brown & Wood, New York, at 10:00 A.M. on the fifth business day after the execution of this Pricing Agreement.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriters and the Company in accordance with its terms.


                              Very truly yours,

                              REYNOLDS METALS COMPANY


                                   By   Henry S. Savedge, Jr.
                                   Title: Executive Vice President
                                          and Chief Financial Officer



CONFIRMED AND ACCEPTED,
  as of the date first above written:

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
CS FIRST BOSTON CORPORATION

By   MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED


By  Samuel R. Chapin
      (Authorized Officer or Attorney-in-fact)


For themselves and as Representatives of the other Underwriters named in Schedule A to the Purchase Agreement.